Exhibit 10.2

ADOBE SYSTEMS INCORPORATED

Amended 1994 Performance and Restricted Stock Plan

2006 Performance Share Program

Adopted:  February 2, 2006

1.             Purpose.  The Adobe Systems Incorporated 2006 Performance Share Program (the “Program”), established under the Adobe Systems Incorporated Amended 1994 Performance and Restricted Stock Plan (the “Plan”), is intended to provide equity incentive compensation to individuals who make a significant contribution to the performance of Adobe Systems Incorporated (the “Company”).  Program objectives are to:  (i) focus key Employees on achieving specific performance targets, (ii) reinforce a team orientation, (iii) provide significant award potential for achieving outstanding performance, and (iv) enhance the ability of the Company to attract and retain highly talented and competent individuals.

2.             Definitions.

Defined terms not explicitly defined in this Program but defined in the Plan shall have the same definitions as in the Plan.

(a)           “Actual Award” or “Award” means the number of shares of Stock earned under the Program by a Designated Participant during a Performance Period.

(b)           “Board” means the Board of Directors of the Company.

(c)           “Committee” means a committee of one or more members of the Board appointed by the Board pursuant to the Plan.

(d)           “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(e)           “Designated Participant” means a key Employee of the Company or any other Participating Company who is designated by the Committee in writing to participate in the Program.

(f)            “Maximum Award” means the number of shares of Stock that may be delivered to a Designated Participant under the Program in respect of a specified Performance Period if applicable Performance Goals are achieved at the levels set by the Committee during the applicable Performance Period and the Designated Participant continues to render Service to the Company or any other Participating Company in the position in effect on the date when such Employee became a Designated Participant (or a higher position) during the entire Performance Period.

(g)           “Other Performance Goal” means a performance goal established by the Committee that is not a Performance Goal established pursuant to Section 7(b) of the Plan.

(h)           “Performance Period” means the period of time selected by the Committee over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Designated Participant’s right to the payment of an Award.  At the discretion of the Committee, a Performance Period may be divided into shorter periods (for example, fiscal years of the Company) over which the attainment of one or more Performance Goals will be measured.

3.             How Awards Are Earned Under the Program.

(a)           General Program Description.  The Program provides the opportunity for certain key Employees to receive shares of Stock based on the performance of the Company.  In general, the Committee will select certain key Employees to participate in the Program at the beginning of a Performance Period.  Upon selection to participate in the Program, each such Designated Participant will be granted a Maximum Award equal to the number of shares of Stock that will be represented by an Actual Award to such Designated Participant if (i) specified levels of applicable Performance Goals are achieved during the Performance Period, (ii) the Committee does not reduce such Actual Award on account of the degree of achievement of applicable Other Performance Goals, and (iii) the Designated Participant continues to render Service to the Company or any other Participating Company in the position in effect on the date when such Employee became a Designated Participant (or a higher position) during the entire Performance Period.  If the Committee does reduce the Actual Award on account of the degree of achievement of applicable Other Performance Goals, the Designated Participant will be awarded a portion (or none) of the shares of Stock subject to the Maximum Award; provided, however, that (i) if a specified level of Performance Goals is not achieved during the Performance Period, the Designated Participant will not receive any shares of Stock, and (ii) the maximum number of shares of Stock that a Designated Participant may receive as an Actual Award will in no event exceed the Maximum Award.  The methodology for the operation of the Program in terms of establishing the Maximum Award based on the levels of achievement of the Performance Goals and the determination of whether the Maximum Award, or some portion of it, will become payable to a Designated Participant as an Actual Award in respect of a Performance Period is set forth in the attached Exhibit A.  As required by Section 7(f) of the Plan and in accordance with Section 162(m) of the Code, in no event may a Maximum Award be granted to a Designated Participant such that the number of shares of Stock that could be delivered to such Designated Participant as an Actual Award would exceed one million six hundred thousand (1,600,000) shares of Stock with respect to any Performance Period for such Actual Award.

(b)           Designated Participants.  Each key Employee of the Company or any other Participating Company who is designated by the Committee in writing for participation in the Program for a particular Performance Period shall be eligible for a Maximum Award with respect to such Performance Period.  The Committee may designate a key Employee who commences Service after the beginning of a particular Performance Period as eligible to receive a prorated Maximum Award for such Performance Period.  The determination as to whether an individual is a Designated Participant shall be made by the Committee, in its sole discretion, and such determination shall be binding and conclusive on all persons.

No Employee shall have any right to be a Designated Participant in the Program, to continue as a Designated Participant, or to be granted a Maximum Award or Actual Award under the Program.  The Company is not obligated to give uniform treatment (e.g., number of shares subject to Maximum Awards) to Employees or Designated Participants under the Program.  Participation in the Program as to a particular Performance Period does not convey any right to participate in the Program as to any other Performance Period.

(c)           Performance Goals and Other Performance Goals.  The Performance Goals for a particular Performance Period and Other Performance Goals, if applicable, and their relative weights, will be determined by the Committee, in its sole discretion. The Committee also may establish, in its sole discretion, Performance Goals and Other Performance Goals for annual, quarterly or other periods within the applicable Performance Period.  The Performance Goals and Other Performance Goals for a Performance Period or for shorter periods within a Performance Period are not required to be identical to the Performance Goals and Other Performance Goals for any other Performance Period or shorter period within a Performance Period.  The Committee may establish Performance Goals and Other Performance Goals for the Company that differ from those established for one or more other Participating Companies and may establish different Performance Goals and Other Performance Goals for each Designated Participant or for groups of Designated Participants.

4.             Other Program Provisions.

(a)           Distribution of Actual Awards.  Assessment of actual performance and distribution of Actual Awards will be subject to (i) completion of an independent audit and certification by the Committee that the applicable Performance Goals and other terms of the Program have been met and (ii) the Committee’s determination as to the appropriate reductions in the amounts of the Maximum Awards in arriving at the amounts of the Actual Awards, based on the levels of achievement of applicable Other Performance Goals.  Shares of Stock in respect of the Actual Award that are earned by a Designated Participant will be distributed to the Designated Participant (or the Designated Participant’s heirs in the case of death) within thirty (30) days following the completion of such independent audit and certification; provided, however, that if the Company has provided a Designated Participant with a plan or program by which to defer distribution of such shares of Stock and the Designated Participant has made an effective election to defer such distribution under such plan or program, such shares will be distributed to the Designated Participant (or the Designated Participant’s heirs in the case of death) in accordance with such election.  The Company shall withhold shares of Stock otherwise deliverable to the Designated Participant in satisfaction of any federal, state or local tax withholding obligation relating to the delivery of Stock under the Actual Award.

(b)           Employment and Termination.  In order to receive an Actual Award under the Program, a Designated Participant must continue to render Service to the Company or any other Participating Company in the position in effect on the date when such Employee became a Designated Participant (or a higher position) during the entire Performance Period, except as otherwise provided in this Section 4(b).

If a Designated Participant terminates Service prior to the end of the Performance Period by reason of death or Disability, the Designated Participant (or the Designated Participant’s heirs in the case of death) will be eligible to receive a pro rata Actual Award based on the time employed while a Designated Participant and the Performance Goals and Other Performance Goals achieved for the Performance Period.  Designated Participants (or the Designated Participant’s heirs in the case of death) who have earned an Actual Award on this basis will receive payment on the same schedule as other Designated Participants.  The amount of such prorated Actual Award will be equal to (i) the amount of the Actual Award if the Participant had not terminated Service multiplied by (ii) a fraction, the numerator of which is the number of completed months of Service during the Performance Period and the denominator of which is the total number of whole months of potential Service during the Performance Period.

(c)           No Employment or Service Rights.  Nothing in the Program or any instrument executed or Award granted pursuant to the Program shall (i) confer upon any Employee or Designated Participant any right to continue to be retained in the employ or service of the Company or any other Participating Company, (ii) change the at-will employment relationship between the Company or any other Participating Company and an Employee or Designated Participant, or (iii) interfere with the right of the Company or any other Participating Company to discharge any Employee, Designated Participant or other person at any time, with or without cause, and with or without advance notice.

(d)           Program Administration.  The Committee shall be responsible for all decisions and recommendations regarding Program administration and retains final authority regarding all aspects of Program administration, the resolution of any disputes, and application of the Program in any respect to a Designated Participant.  All determinations and interpretations made by the Committee in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.  The Committee may, without notice, amend, suspend or terminate the Program; provided, however, that no such action may adversely affect any then outstanding Maximum Award unless (i) expressly provided by the Committee and (ii) with the consent of the Participant, unless such action is necessary to comply with any applicable law, regulation or rule.

(e)           Stockholder Rights.  No Designated Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to such Maximum Award (including, without limitation, the right to receive dividends) unless and until such Designated Participant has received an Actual Award under the Program; provided, however, that a plan or program by which receipt of an Actual Award may be deferred may provide for the crediting of dividend equivalent rights.

(f)            Validity.  If any provision of the Program is held invalid, void, or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Program.

(g)           Governing Plan Document.  The Program is subject to all the provisions of the Plan and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted by the Committee, the Board or the

Company pursuant to the Plan.  In the event of any conflict between the provisions of this Program and those of the Plan, the provisions of the Plan shall control.

Exhibit A

2006 Performance Share Program

Award Calculation Methodology

2006 Performance Share Program

Program Summary

February  2006

*Note: The complete terms and conditions of the Performance Share Program are contained in your individual award agreement. To the extent any provisions contained in this summary conflict with the provisions of the award agreement, the award agreement shall control.

2006 Performance Share Program – Summary of Key Terms and Provisions

Parameter		Description
1.	Program Objectives

•      Promote the successful integration of Macromedia and reinforce a “one firm” – firm mentality

•      Align new leadership team to achieve key integration milestones and create stockholder value

•      Support/enhance retention of key executives

2.	Participants	• All members of Adobe’s executive management team and other key members of senior management

3.	Award Type/ Award Size

•      Participants will receive performance shares which are stock units that vest based on the achievement of specified performance metrics (discussed in Sections 6 and 7)

•      Individual award amount is specified in award letter

4.	Date of Grant	• Awards will be granted in February 2006 on the first day the trading window opens

5.	Performance Period

•      Performance, for purposes of determining the actual number of shares to be earned, will be measured at the end of FY 2007 based on performance over FY 2006-07

•      Performance shares will be settled in Adobe shares after the end of FY 2007 and audited financial statements for FY 2007 are completed; if earned, the shares will be fully vested and distributed to participants at this time, unless a deferral election is made (see Section 9)

6.	Performance Gate

•      Adobe must achieve, in the aggregate, 90% of the Board-approved operating income targets for FY 2006-07 or no awards will be earned

•      Ensures threshold level of profitability before shares are issued

•      Enables awards to be fully deductible by the Company under IRC Section 162(m)

•      If the gate is achieved, the actual number of performance shares awarded will be based on achievement of specific integration metrics during FY 2006-07 described below

7.	Integration Metrics

•      FY 2006 Integration Metrics

•      Achievement of total strategic products revenue targets

•      Achievement of specified product readiness goals

•      Achievement of specified engineering goals

•      Commitment of select strategic partners

•      FY 2007 Integration Metrics

•      Growth rate of strategic products revenue

•      Growth of specified product revenue

•      Achievement of specified product shipment goals

•      Achievement of specified engineering goals and delivery of strategic partner objectives

Note: All metrics will be weighted equally (i.e., 12.5% per metric)

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Parameter		Description
8.	Award Determination

•      If the gate is not achieved, then no performance shares will be paid regardless of performance against the integration metrics

•      If the gate is achieved, actual shares earned will be determined after the completion of FY 2007 as follows:

Step 1: Determine the number of performance shares earned for achievement of the five non-revenue integration metrics (partial share amounts will be rounded up to the next share)

•      For each non-revenue integration metric achieved multiply:

12.5% X Target Number of Performance Shares X Modifier

•      The Compensation Committee (with input from the CEO and President & COO) retain the discretion to apply a modifier (up or down) to the achievement of non-revenue metrics based on various factors (such as market reception, revenue, commitment of strategic partners, quality of product shipped, etc.)

•      The modifier may not result in payout for an individual goal that exceeds 150% of target

Step 2: Determine the number of performance shares earned for the achievement of the FY 2006 total strategic products revenue metric (partial share amounts will be rounded up to the next share)

•      The number of shares earned will correlate to the percent of metric achievement, subject to the minimum and maximum below

Percent of Revenue Metric Achievement	Performance Shares Earned
< 90% of Target	0%
90% of Target	90% x 12.5% x Target Shares
100% of Target	100% x 12.5% x Target Shares
125% of Target	125% x 12.5% x Target Shares
150% of Target	150% x 12.5% x Target Shares
> 150% of Target	150% x 12.5% x Target Shares

Step 3: Repeat Step 2 for the FY 2007 total strategic products revenue metric and FY 2007 specified product revenue metric

Step 4: Calculate the total number of shares earned through Steps 1-3

9.	Deferral Provisions

•      A participant may make a one-time election to defer receipt of all or a portion of earned performance shares to a date beyond the end of the performance period

•      Election to defer must be made by May 30, 2007

•      Details regarding deferral election will follow in late 2006/early 2007

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Parameter		Description
10.	Termination Provisions

•      Termination that is not due to Death or Long-Term Disability

•      Participant forfeits right to any portion of performance share award

•      Termination due to Death or Long-Term Disability

•      At the end of the performance period, the participant or participant’s estate will receive a prorated portion of the award expressed as the product of the actual performance share grant earned for the performance period and the number of full or partial months of the performance period that has elapsed upon the participant’s death or disability, divided by 24

•      Awards will be settled and shares delivered to the participant or participant’s estate in accordance with Section 5 above

11.	Change-in-Control Provisions

•      Upon a change in control, as defined in Adobe’s Executive Severance Plan in Event of a Change in Control, the program shall terminate and a number of performance shares will be deemed earned by each participant expressed as the product of the target performance share grant for the entire performance period and the number of full or partial months of the performance period that has elapsed upon the change in control, divided by 24

•      The shares earned will be delivered to the participant as soon as administratively practical following the change in control; provided, however, the Company may delay payment for six-months if required to avoid penalties under IRC Section 409A (deferred compensation regulations)

•      Participant acknowledges that these awards are considered “performance share units” as this term is used in Adobe’s Executive Severance in Event of a Change-in-Control Plan and any individual change-in-control agreements

12.	Tax Withholding

•      Upon distribution of the shares to a Participant, the Company will deduct from the actual performance shares earned a number of performance shares equal in value to satisfy the participant’s tax withholding obligation

13.	Dividend Equivalent Rights

•      During the performance period, participants will not receive dividend equivalent rights on performance shares should Adobe pay a cash or stock dividend to stockholders

•      Should Adobe pay a cash or stock dividend after the end of the performance period, dividend equivalent rights will be paid on deferred performance shares in the same form issued to other stockholders and be subject to the same election/distribution provisions as the underlying unit

14.	Miscellaneous Provisions

•      Award is not transferable

•      Award does not constitute an express or implied right of continued employment nor a guarantee of participation in any subsequent plans, if any, similar to this program

•      Participant does not have any rights of a stockholder (except as described in Section 15) until awards are settled in Adobe stock

•      Compensation Committee (as Administrator) has the power to interpret, amend and modify the program; provided, however, that no such action shall adversely affect a participant with respect to outstanding awards

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